================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                            Opnet Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    683757108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_]  Rule 13d-1(b)
   [_]  Rule 13d-1(c)
   [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










================================================================================
                               Page 1 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 2 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Summit Ventures IV, L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 3 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Summit Partners IV, L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 4 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Summit Investors III, L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware limited partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 5 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Stamps, Woodsum & Co. IV
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts general partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 6 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      E. Roe Stamps, IV
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 7 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Stephen G. Woodsum
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 8 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Gregory M. Avis
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 9 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Martin J. Mannion
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 10 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce R. Evans
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 11 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas S. Roberts
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 12 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Walter G. Kortschak
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 13 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph F. Trustey
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 14 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kevin P. Mohan
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 33 Pages

====================                                         ===================
CUSIP NO.  683757108                  13G                    PAGE 15 OF 33 PAGES
====================                                         ===================

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Peter Y. Chung
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 33 Pages

                                  SCHEDULE 13G
                                  ------------



Item 1(a).  Name of Issuer:
            --------------
            Opnet Technologies, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            3400 International Drive, N.W., Washington, DC, 20008.


Item 2(a).  Names of Persons Filing:
            -----------------------
            Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. IV and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan and Peter Y. Chung.

            Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung are individual general partners of Stamps, Woodsum & Co. IV and Summit Investors III, L.P.


Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------
            The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. IV and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey and Mohan is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis, Kortschak, and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.


Item 2(c).  Citizenship:
            -----------
            Each of Summit Ventures IV, L.P., Summit Partners IV, L.P. and Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung is a United States citizen.


Item 2(d).  Title of Class of Securities:
            ----------------------------
            Common Stock, par value $.001




                               Page 16 of 33 Pages

Item 2(e).  CUSIP Number:
            ------------
            683757108


Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
            ------------------------------------------------------------------
            or (c), check whether the person filing is a:
            --------------------------------------------
            Not Applicable


Item 4.     Ownership:
            ---------
            Not Applicable


Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------
            Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock of Opnet Technologies, Inc.




ALL OTHER ITEMS REPORTED ON SCHEDULE 13G FILED ON FEBRUARY 9, 2001 ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF OPNET TECHNOLOGIES, INC. REMAIN UNCHANGED.































                               Page 17 of 33 Pages

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 8, 2002.


SUMMIT VENTURES IV, L.P.                                         *
                                                     ---------------------------
                                                     E. Roe Stamps, IV
By:   Summit Partners IV, L.P.

By:   Stamps, Woodsum & Co. IV                                   *
                                                     ---------------------------
                                                     Stephen G. Woodsum

      By:           *
           -----------------------                               *
           E. Roe Stamps, IV                         ---------------------------
           General Partner                           Gregory M. Avis


SUMMIT INVESTORS III, L.P.                                       *
                                                     ---------------------------
By:                 *                                Martin J. Mannion
      ----------------------------
      General Partner
                                                                 *
                                                     ---------------------------
SUMMIT PARTNERS IV, L.P.                             Bruce R. Evans

By:   Stamps, Woodsum & Co. IV
                                                                 *
                                                     ---------------------------
      By:           *                                Walter G. Kortschak
           -----------------------
           E. Roe Stamps, IV
           General Partner                                       *
                                                     ---------------------------
                                                     Thomas S. Roberts
STAMPS, WOODSUM & CO. IV

By:                 *                                            *
      ----------------------------                   ---------------------------
      E. Roe Stamps, IV                              Joseph F. Trustey
      General Partner











                               Page 18 of 33 Pages

                                                                 *
                                                     ---------------------------
                                                     Kevin P. Mohan


                                                                 *
                                                     ---------------------------
                                                     Peter Y. Chung



                                                     *By: /s/ Thomas F. Farb
                                                         -----------------------
                                                         Thomas F. Farb
                                                         Attorney-in-Fact




--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.




































                               Page 19 of 33 Pages

                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Opnet Technologies, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.


      EXECUTED this 8th day of February, 2002.

SUMMIT VENTURES IV, L.P.                                         *
                                                     ---------------------------
                                                     E. Roe Stamps, IV
By:   Summit Partners IV, L.P.

By:   Stamps, Woodsum & Co. IV                                   *
                                                     ---------------------------
                                                     Stephen G. Woodsum

      By:           *
           -----------------------                               *
           E. Roe Stamps, IV                         ---------------------------
           General Partner                           Gregory M. Avis


SUMMIT INVESTORS III, L.P.                                       *
                                                     ---------------------------
By:                 *                                Martin J. Mannion
      ----------------------------
      General Partner
                                                                 *
                                                     ---------------------------
SUMMIT PARTNERS IV, L.P.                             Bruce R. Evans

By:   Stamps, Woodsum & Co. IV
                                                                 *
                                                     ---------------------------
      By:           *                                Walter G. Kortschak
           -----------------------
           E. Roe Stamps, IV
           General Partner                                       *
                                                     ---------------------------
                                                     Thomas S. Roberts
STAMPS, WOODSUM & CO. IV

By:                 *                                            *
      ----------------------------                   ---------------------------
      E. Roe Stamps, IV                              Joseph F. Trustey
      General Partner





                               Page 20 of 33 Pages

                                                                 *
                                                     ---------------------------
                                                     Kevin P. Mohan


                                                                 *
                                                     ---------------------------
                                                     Peter Y. Chung



                                                     *By: /s/ Thomas F. Farb
                                                         -----------------------
                                                         Thomas F. Farb
                                                         Attorney-in-Fact




--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.




































                               Page 21 of 33 Pages

                                                                       EXHIBIT 2
                                                                       ---------


                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
























                               Page 22 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ E. Roe Stamps, IV
                                         --------------------------------
                                         E. Roe Stamps, IV


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 23 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Stephen G. Woodsum
                                         --------------------------------
                                         Stephen G. Woodsum


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 24 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Martin J. Mannion
                                         --------------------------------
                                         Martin J. Mannion


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 25 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                         /s/ Gregory M. Avis
                                         --------------------------------
                                         Gregory M. Avis


State of California             )
                                ) ss:
County of Santa Clara           )


         On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 26 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Thomas S. Roberts
                                         --------------------------------
                                         Thomas S. Roberts


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------
































                               Page 27 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Bruce R. Evans
                                         --------------------------------
                                         Bruce R. Evans


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 28 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of 8th day of February, 2000.


                                         /s/ Walter G. Kortschak
                                         --------------------------------
                                         Walter G. Kortschak


State of California             )
                                ) ss:
County of Santa Clara           )


         On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 29 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Joseph F. Trustey
                                         --------------------------------
                                         Joseph F. Trustey


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 30 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of 7th day of February, 2000.


                                         /s/ Kevin P. Mohan
                                         --------------------------------
                                         Kevin P. Mohan


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 31 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                         /s/ Peter Y. Chung
                                         --------------------------------
                                         Peter Y. Chung


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------






























                               Page 32 of 33 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                         /s/ Thomas F. Farb
                                         --------------------------------
                                         Thomas F. Farb


Commonwealth of Massachusetts   )
                                ) ss:
County of Suffolk               )


         On this 7th day of February, 2000, before me personally came Thomas F. Farb, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                         /s/ Cynthia R. Freedman
                                         --------------------------------
                                         Notary Public


                                         My Commission expires: October 20, 2000
                                                                ----------------
























                               Page 33 of 33 Pages